Exhibit 99.1

The premier capital provider to the hospitality industry™	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST ACQUIRES $26.3 MILLION
JUNIOR MEZZANINE LOAN ON 107-HOTEL PORTFOLIO
Transaction Highlights:
à	Strong Sponsorship by Goldman Sachs’ Whitehall Funds

à	Interest Rate at LIBOR plus 500 basis points

à	107-Hotel Portfolio Diversified by Geography and Brand
DALLAS — (June 12, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on a $26.3 million, two-year junior mezzanine loan on a portfolio of 107 select service hotels recently purchased by Goldman Sachs’ Whitehall Funds.
Ashford’s loan, which is a pari passu participation in a $52.6 million junior mezzanine loan, bears interest at a rate of LIBOR plus 500 basis points for a term of two years with three one-year extension options. The loan will be interest-only provided certain NOI hurdles are met and can be prepaid subject to prepayment penalties beginning at 3%. Ashford will receive an origination fee of 0.75%. The first year unleveraged yield on the loan is expected to be 10.4%. Financing on the portfolio includes a first mortgage loan of $671.8 million and a senior mezzanine loan of $96 million, both originated by Column Financial, Inc. and Barclays Capital Real Estate Finance Inc. Based on trailing 12-month net cash flow from the property, the debt service coverage ratio at closing is approximately 1.2x and Ashford’s investment in the capital structure is approximately 83% loan to value. The hotel portfolio is owned by W2005/Fargo Hotels (Pool C) Realty, L.P., a Goldman Sachs’ Whitehall Fund, and is managed by Tharaldson Property Management, Inc.
The portfolio of 107 select service hotels totals 8,432 rooms and is comprised of 14 brands in 27 states. Of this portfolio, approximately 60% of the TTM NOI is concentrated in the Residence Inn by Marriott, Fairfield Inn by Marriott and Courtyard by Marriott brands.
Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “This loan is another indication of our selective lending criteria. Many features of this loan are appealing. First is the 500 plus Libor spread for our position in the capital structure. At a time when Libor has increased and spreads have tightened for quality portfolios backed by well-capitalized investors, we believe this investment delivers a solid current yield and even better leveraged yield utilizing our warehouse facility. The strong Whitehall sponsorship along with their substantial equity investment in the portfolio as a new acquisition, as opposed to a cash-out refinance, verifies our attractive loan to value position. The highly diversified portfolio insulates yield performance. We are pleased to have joined the other institutions in providing this loan to the Whitehall Funds.”
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AHT Closes on $26.3 Million Loan on 107-Hotel Portfolio

June 12, 2006
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to the expected unleveraged yield, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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